Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements of Morgan Stanley and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the Company changing its fiscal year end from November 30 to December 31), appearing in the Annual Report on Form 10-K of Morgan Stanley for the calendar year ended December 31, 2010.

/s/   Deloitte & Touche LLP
New York, New York
March 4, 2011